Exhibit 21 - Subsidiaries

     The following are wholly-owned subsidiaries of Gehl Company (with location of incorporation):

     o    Compact Equipment Attachments, Inc.
          (Wisconsin), trade styles:  CEA and CE Attachments

     o    Gehl GmbH (Germany)

     o    Gehl International, Inc.
          (Barbados)

     o    Gehl Power Products, Inc.
          (South Dakota)

     o    Hedlund Martin, Inc.
          (Pennsylvania)

     o    Mustang Manufacturing Company, Inc.
          (Minnesota), trade style:  Mustang